EXHIBIT 10.5(i)

Execution Copy

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is entered into as of this 19th day of January, 2007, among HomeBanc Corp., a Georgia corporation (the “Company”), and Patrick S. Flood (“Executive”).

Executive and the Company agree as follows:

1. Executive’s position as Chairman and Chief Executive Officer of the Company was terminated on January 12, 2007. The employment relationship between Executive and the Company will terminate on January 31, 2007 (the “Termination Date”). Executive’s termination is a termination by the Company “without Cause” for purposes of Executive’s Employment Agreement with the Company, dated as of May 6, 2004 (the “Employment Agreement”).

2. Except to the extent specifically provided below in Section 6 of this Agreement, this Agreement is not intended to and does not modify the terms of the Employment Agreement, which shall continue to govern the rights and obligations of Executive and the Company from and after the Termination Date, to the extent applicable, including without limitation the post-termination restrictive covenants of Executive as provided in Section 14 of the Employment Agreement, the provisions pertaining to a Change in Control of the Company in Sections 8(a) and 11 of the Employment Agreement, and the Cost of Enforcement provision in Section 12 of the Employment Agreement.

3. In accordance with the Employment Agreement, the Company has agreed to pay Executive certain payments and to make certain benefits available to Executive after the Termination Date. Such amounts and benefits are summarized on Exhibit A hereto and are qualified by the terms of the Employment Agreement, except as specifically modified by this Agreement.

4. No payments shall be made to Executive under this Agreement or the Employment Agreement until the later of (i) the Termination Date, or (ii) the date that the Mutual Release attached here to as Exhibit B (the “Mutual Release”) shall have been executed and become irrevocable.

5. Executive shall promptly pay to the Company the amount of $12,068, as reimbursement for his private use of the Company’s aircraft in 2006. This repayment obligation is not contingent on the execution of the Mutual Release and shall be deducted from his final paycheck for services through January 31, 2007.

6. The rights and obligations of Executive and the Company under the Employment Agreement are hereby modified as follows:

(a) Section 8(a)(iv) of the Employment Agreement requires the Company to provide Executive with reasonable outplacement services for a period of one year after the Termination Date, subject to a cap of $218,750. Executive hereby waives his rights to receive outplacement services provided by the Company, in exchange for a lump sum payment of $50,000, which Executive may, but need not, apply to seeking outplacement services on his own behalf.

(b) Executive hereby waives the right to have the Company subsidize any cost of his continuation of group health benefits after the Termination Date as provided in Section 8(a)(ii) of the Employment Agreement. For a period of 24 months after the Termination Date, Executive and/or his dependents may continue to participate in any group health benefits of the Company to which they would otherwise be entitled to continue under COBRA; provided, however, that (i) Executive shall pay the full COBRA cost of such coverage, and (ii) if Executive becomes employed with another employer (including self-employment) and receives group health benefits under another employer provided plan, the Company’s obligation to make such group health benefits available to Executive shall cease, except as otherwise provided by law.

7. Executive shall return to the Company promptly after the Termination Date all the Company property in Executive’s possession, including, but not limited to, the Company keys, credit cards, cellular phones, computer equipment, software and peripherals and originals or copies of books, records, or other information pertaining to the Company’s business. Executive may retain any leased or Company automobile after the Termination Date at the sole cost of Executive. Executive and the Company agree to take such action as may be required to transfer the existing lease on such automobile to Executive.

8. The Company shall continue to satisfy in full any currently existing or hereafter arising indemnification obligations to Executive (whether arising by law, the Company’s bylaws or pursuant to separate indemnification agreements with the Company). The Company hereby acknowledges that Executive’s service as an officer, director, or other fiduciary of the Company, any and all current or past subsidiaries and affiliates of the Company, and Executive’s past service as a member of any benefit or investment committee related to the Company’s 401(k) Plan, were made at the request of the Company and are covered by all the Company’s indemnification obligations. Executive is deemed to be an “insured person” under the Company’s existing Directors and Officers liability insurance for his period of service to the Company prior to the Termination Date. The Company agrees to maintain D&O insurance coverage in the future that provides former directors and officers substantially similar coverage as then current directors and officers until all applicable statutes of limitations expire and to afford Executive substantially similar coverage under any D&O insurance arrangement that may be provided to then current directors and officers of the Company as part of a Change in Control of the Company (as defined in the Employment Agreement). All of these obligations shall also apply to any successor of the Company. Executive’s right to indemnification and insurance coverage as described in this Section 8 is conditioned upon his meeting the applicable standards of conduct and otherwise meeting the qualifications for indemnification or coverage, as the case may be, under the terms provided in such arrangements.

9. Agreement Not to Disparage. Executive and the Company agree that neither shall say, write or communicate in any manner anything substantially derogatory about the other, regardless of the truth or falsity of the information; provided, that nothing contained herein is intended to or shall limit Executive’s or the Company’s ability to comply with applicable laws, rules or regulations, to obtain any benefits under any bond and/or insurance policy, or to commence, institute, prosecute or defend any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority. For purposes this Section 9, the “Company” means and includes the Company and its officers, directors, employees, affiliates and representatives.

10. The Company and Executive agree that until January 12, 2007, Executive did not have Good Reason to terminate his employment under the Employment Agreement. The Company and Executive intend for all payments under this Agreement to be either exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or to comply with its requirements. Accordingly, to the extent applicable, this Agreement shall at all times be operated in accordance with the requirements of Section 409A, and the regulations and rulings thereunder, including any transition rules. The Company and Executive shall take action, or refrain from taking any action, with respect to the payments and benefits under this Agreement that is reasonably necessary to comply with Section 409A. To the extent necessary to avoid the imposition of an additional tax under Section 409A, the payment of any deferred compensation payable or deliverable under this Agreement or the Employment Agreement shall be delayed for a period of six months and one day after the Termination Date, and the Company shall pay interest on such delayed payments at the rate of 4.75% per annum; provided, however, Executive’s account in the Company’s Deferred Compensation Plan shall only earn such interest if the Deferred Compensation Plan does not otherwise provide a method for calculating earnings during such six-month period. The Company shall have no liability to Executive for any later determination by taxing authorities that a particular payment or benefit should have been delayed for six months in order to avoid additional taxes under Section 409A, and Executive shall indemnify the Company for any liability the Company may incur based on any claimed failure to report or withhold for Section 409A income resulting from such failure to delay payment.

11. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to the principles of conflict of laws. Exclusive jurisdiction with respect to any legal proceeding brought concerning any subject matter contained in this Agreement shall be settled by arbitration as provided in the Employment Agreement.

12. This Agreement, together with the Employment Agreement and the Mutual Release, represents the complete agreement between Executive and the Company concerning the termination of Executive’s employment with the Company and supersedes all prior agreements or understandings, written or oral, other than the Employment Agreement, as hereby modified. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

The parties to this Agreement have executed this Agreement as of the day and year first written above.

HOMEBANC CORP.

By:	/s/ CHARLES W. MCGUIRE
Charles W. McGuire Executive Vice President, General Counsel and Secretary

/s/ PATRICK S. FLOOD
PATRICK S. FLOOD

EXHIBIT A

SUMMARY OF SEPARATION PAY AND BENEFITS

Benefit	Amount	Comment
Accrued unpaid salary through 1/31/07	$43,576	Represents salary from end of last pay period (1/12/07) through 1/31/07 – 13 working days @ $3,352 per day

Prorata Target Bonus through 1/31/07	$55,736	Represents target bonus of $656,250 x 31/365

Vacation pay accrued through 1/31/07	$67,040	Represents 20 days @ $3,352 per day

Unpaid business expense reimbursement through 1/31/07	TBD	Subject to receipt of documentation from Executive

Vested balance of deferred compensation as of 1/31/07	$393,468	Deferred compensation plan balance as of December 29, 2006, per Newport Group calculation. Amount will vary as provided in plan until payable on August 1, 2007.

Severance payment	$3,426,924	Represents 2x base salary and 2x average of 2004 and 2005 bonuses

Group health benefits subsidy	$0	Waived by Executive

Vesting of SARs	$0	SARs are underwater

Vesting of RSUs	$974,873	Estimated value of 272,311 RSUs based on a HomeBanc share price of $3.58 (closing price as of 1/16/07). Value will vary with stock price. No requirement that Executive sell shares.

Outplacement	$50,000	Payment to Executive, in lieu of Company-provided outplacement services

Reimbursement of reasonable legal fees through 1/31/07	TBD	Subject to receipt of invoice from Executive’s counsel

Interest on delayed 409A payments for 6 months	TBD	4.75% interest rate

EXHIBIT B

MUTUAL RELEASE

THIS MUTUAL RELEASE (“Release”) is made and entered into effective as of the          day of January, 2007, by and between Patrick S. Flood (“Executive”) and HomeBanc Corp. (the “Company”). This is the Release referred to in that certain Employment Agreement dated as of May 6, 2004 by and between the Company and Executive (the “Employment Agreement”), and that certain Separation and Release Agreement dated as of January 19, 2007 by and between the Company and Executive (the “Separation Agreement”), with respect to which agreements this Release is an integral part.

FOR AND IN CONSIDERATION of the payments and benefits provided by Section 8 of the Employment Agreement, as modified by the Separation Agreement, and the Company’s other promises and covenants as recited in the Employment Agreement and the Separation Agreement, the receipt and sufficiency of which are hereby acknowledged, Executive, for himself, his successors and assigns, now and forever hereby releases and discharges the Company and all its past and present officers, directors, employees, agents, parent corporations, predecessors, subsidiaries, affiliates, estates, successors, assigns, benefit plans, consultants, administrators, and attorneys (hereinafter collectively referred to as “Releasees”) from any and all claims, charges, actions, causes of action, sums of money due, suits, debts, covenants, contracts, agreements, promises, demands or liabilities (hereinafter collectively referred to as “Claims”) whatsoever, in law or in equity, whether known or unknown, which Executive ever had or now has from the beginning of time up to the date of this Release (“Release”) is executed, including, but not limited to, claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 (and all of its amendments), the Americans with Disabilities Act, as amended, or any other federal or state statutes, all tort claims, all claims for wrongful employment termination or breach of contract, and any other claims which Executive has, had, or may have against the Releasees on account of or arising out of Executive’s employment with or termination from the Company; provided, however, that nothing contained in this Release shall in any way diminish or impair (i) any rights of Executive to the benefits conferred or referenced in the Employment Agreement, as modified by the Separation Agreement, (ii) any benefits to which Executive is entitled under the Company’s benefit plans or programs, (iii) any rights to indemnification that may exist from time to time under any Indemnification Agreement between Executive and the Company, or the Company’s certificate of incorporation or bylaws, or Georgia law, or (iv) Executive’s ability to raise an affirmative defense in connection with any lawsuit or other legal claim or charge instituted or asserted by the Company against Executive (collectively, the “Excluded Claims”).

Executive specifically acknowledges and agrees that he has knowingly and voluntarily released the Company and all other Releasees from any and all claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq., which Executive ever had or now has from the beginning of time up to the date this

Release is executed, including but not limited to those claims which are in any way connected with any employment relationship or the termination of any employment relationship which existed between the Company and Executive. Executive further acknowledges and agrees that he has been advised to consult with an attorney prior to executing this Release and that he has been given twenty-one (21) days to consider this Release prior to its execution. Executive also understands that he may revoke this Release at any time within seven (7) days following its execution. Executive understands, however, that this Release shall not become effective and that none of the consideration described above shall be paid to him until the expiration of the seven-day revocation period.

For and in consideration of Executive’s release above and Executive’s agreement to the covenants in Section 14 of the Employment Agreement, the Company, on behalf of itself, its subsidiaries, and any related or successor corporation or entity, does hereby release and forever discharge Executive, his heirs, representatives, successors and agents (“Executive Releasees”) from any and all claims, charges, actions, causes of action, sums of money due, suits, debts, covenants, contracts, agreements, promises, demands, liabilities, damages, losses or expenses (including reasonable attorneys’ fees and costs actually incurred) of any kind or nature whatsoever, known or unknown (“Company Claims”), which the Company has, may have, or later claim to have had against any of Executive Releasees arising out of anything that has occurred up to the date of this release, including any Company Claims against any of Executive Releasees arising out of Executive’s employment with the Company or Executive’s termination of employment. This Release shall not apply to (i) any breach of Executive’s covenants under Section 14 of the Employment Agreement, (ii) any breach by Executive of this Release, or (iii) any actions, any causes of action, claims or demands for any damage, loss or injury that any party may have, may have had, or purport to have against Executive or the Company, whether known or unknown, which arise from the criminal or ultra vires acts or omissions of Executive.

This Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Georgia. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court or tribunal construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

This document, together with the Employment Agreement and the Separation Agreement, represents the complete agreement between Executive and the Company concerning the termination of Executive’s employment with the Company and the mutual release of claims and supersedes all prior agreements or understandings, written or oral, other than the Employment Agreement, as hereby modified.

IN WITNESS WHEREOF, the Company and Executive acknowledge that they have read and fully understand and accept this Release, and that they have signed it knowingly and voluntarily this 19th day of January, 2007.

/s/ PATRICK S. FLOOD
Patrick S. Flood

HOMEBANC CORP.

By:	/S/ CHARLES W. MCGUIRE
Charles W. McGuire Executive Vice President, General Counsel and Secretary